Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cellular Biomedicine Group, Inc.
19925 Stevens Creek Blvd., Suite 100
Cupertino, California 95014

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-210337) and Forms S-8 (File No. 333-211679, 333-198692, 333-187799 and 333-158583) of Cellular Biomedicine Group, Inc. and its subsidiaries and variable interest entities (the “Company”) of our reports dated March 5, 2018, relating to the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP
BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China
March 5, 2018